DETAILS CAPITAL CORP. AND DETAILS, INC.                             EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                                              UNAUDITED PRO FORMA
                                                                 YEAR ENDED DECEMBER 31,                           YEAR ENDED
                                               ------------------------------------------------------------- ----------------------
                                                 1993     1994      1995      1996            1997            DECEMBER 31, 1997 (2)
                                               -------- --------  --------- --------- ---------------------- ----------------------
                                                                                                     DETAILS                DETAILS
                                                                                      DETAILS, INC.  CAPITAL  DETAILS, INC. CAPITAL
Income (loss) before income taxes               $   34  $ 18,164  $ 26,385  $ 18,621      $(20,526) $(27,870)   $ 32,138  $ 31,640
                                               -------- --------  --------- --------- ------------  -------- ----------- ----------
Fixed charges:
   Interest expense                                167       181       371     9,518        17,852    25,196      14,377    22,219
   Rentals                                         239       179       207        --            --        --          --        --
                                               -------- --------  --------- --------- ------------  -------- ----------- ----------
     Total fixed charges                           406       360       578     9,518        17,852    25,196      14,377    22,219
                                               -------- --------  --------- --------- ------------  -------- ----------- ----------
Earnings before income taxes and fixed charges     440    18,524    26,963    28,139        (2,674)   (2,674)     46,515    53,859
                                               -------- --------  --------- --------- ------------  -------- ----------- ----------
Ratio of earnings to fixed charges                 1.1x     51.5x     46.6x      3.0x           (1)       (1)        3.2x      2.4x

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(1)  Earnings were not sufficient to cover fixed charges by $20.5 million and
     $28.9 million for Details, Inc. and Details Capital, respectively.

(2) Assumes Senior Subordinated Notes and Discount Notes were outstanding at the beginning of year. Loss before income taxes excludes $31.2 of non-recurring stock compensation and related bonuses incurred in connection with the Recapitalization and approximately $52,000 in stock compensation in connection with the NTI acquisition.